Exhibit 23.1





            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
AMEN Properties, Inc. and Subsidiaries:

We hereby consent to the incorporation by reference in the registration statements (No. 333-79663) on Form S-8 of AMEN, Properties, Inc. of our report dated March 29, 2006, with respect to the consolidated balance sheets of AMEN Properties, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2006 and 2005, which appear in the December 31, 2006 annual report on Form 10KSB of Amen Properties, Inc.

We also consent to reference to us under the caption "Experts" in the Form S-8.


/s/ Johnson Miller & Co. CPA's, P.C.


Midland, Texas
March 29, 2007